Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income of $548 thousand for the fourth fiscal quarter of 2010 and $2.04 million for the twelve month period ended June 30, 2010

•	Earnings per share for the fourth fiscal quarter of 2010 increased by 22.7% over the same period last year

•	Loans increased $14.14 million, or 8.8%, during fiscal year 2010

•	Deposits increased $12.26 million, or 6.0%, during fiscal year 2010

•	Non-performing assets represented 0.90% of total assets at year-end, a $618 thousand improvement from the same period last year

Minerva, Ohio — August 4, 2010 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported fourth fiscal quarter of 2010 earnings per share of $0.27 compared to $0.21 for the previous quarter ended March 31, 2010 and compared to $0.22 for the same period ended June 30, 2009. Net income for the fourth fiscal quarter of 2010 was $548 thousand, an increase of $123 thousand from the previous quarter ended March 31, 2010 and a $98 thousand increase from the same period last year.

For the twelve months ended June 30, 2010, net income was $2.04 million compared to $2.03 million for the same period last year. Fiscal year-to-date net income per share was $1.00 for both the 2010 and 2009 periods. Return on average assets and return on average equity for the twelve months ended June 30, 2010 were 0.80% and 8.95%, respectively, compared to 0.84% and 9.90%, respectively, for the same period last year.

Net interest income for the fourth fiscal quarter of 2010 increased by $223 thousand from the same period last year, with interest income increasing by $4 thousand and interest expense declining by $219 thousand. The net interest margin was 4.32% for the quarter ended June 30, 2010 compared to 4.41% for the previous quarter ended March 31, 2010 and 4.20% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 5.24% for the three months ended June 30, 2010 from 5.53% for the same period last year. The Corporation’s cost of funds decreased to 1.19% for the three months ended June 30, 2010 from 1.73% for the same period last year.

Other income, excluding the impairment loss on the trust preferred security, was $589 thousand for the fourth fiscal quarter of 2010 compared with $606 thousand for the quarter ended June 30, 2009. Other expenses decreased $20 thousand, or 0.9%, for the fourth fiscal quarter of 2010 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “We are pleased with our strong quarterly and year-end results. We continue to provide shareholders’ with consistent results throughout the economic downturn. The Bank has been able to achieve strong loan and deposit growth, reduced interest expense through lower cost of funds, controlled non-interest expenses and had improvement in non-performing assets. We continue as a strong community-based institution providing exceptional service, products and technology throughout our ten markets. This strength is reflected in the continued payment of the quarterly cash dividend and our well capitalized position.”

Assets at June 30, 2010 totaled $263.39 million, an increase of $11.53 million from June 30, 2009. From June 30, 2009, total loans increased by $14.14 million and deposits increased $12.26 million.

Within the securities portfolio, the Bank owns a trust preferred security with an adjusted amortized cost of $572 thousand after an impairment charge of $410 thousand. Since the expected cash flows were below the recorded amortized cost of the trust preferred security an impairment loss of $130 thousand was recognized during the three month period ended June 30, 2010, bringing the total impairment loss recognized to $410 thousand for the twelve month period ended June 30, 2010. Management continues to closely monitor this security for any further adverse changes.

Non-performing assets were $2.37 million at June 30, 2010, compared with $2.73 million at March 31, 2010 and $2.99 million at June 30, 2009.

The allowance for loan losses as a percent of total loans at June 30, 2010 was 1.31% up from 1.24% at June 30, 2009. “There are still concerns over the economic recovery and the real estate market; therefore, we continue to closely monitor our loan and investment portfolios. We believe, based on recent information, the allowance for loan losses is sufficient to meet probable incurred losses,” commented Lober.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Month Period Ended		Twelve Month Period Ended
Consolidated Statements of Income	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Total interest income	$3,169	$3,165	$12,610	$13,100
Total interest expense	566	785	2,560	3,553

Net interest income	2,603	2,380	10,050	9,547
Provision for loan losses	91	138	544	579
Other income	459	606	2,148	2,615
Other expenses	2,264	2,284	9,048	8,987

Income before income taxes	707	564	2,606	2,596
Income tax expense	159	114	567	569

Net income	$548	$450	$2,039	$2,027

Basic earnings per share	$0.27	$0.22	$1.00	$1.00

Consolidated Statements of Financial Condition		June 30, 2010	June 30, 2009
Assets
Cash and cash equivalents		$13,806	$18,891
Certificates of deposit in other financial institutions		980	2,012
Securities available-for-sale		64,262	60,775
Federal bank and other restricted stocks, at cost		1,186	1,186
Total loans		174,283	160,141
Less: allowance for loan losses		2,276	1,992

Net loans		172,007	158,149
Other assets		11,152	10,849

Total assets		$263,393	$251,862

Liabilities and Shareholders’ Equity
Deposits		$216,314	$204,051
Other interest-bearing liabilities		21,383	24,428
Other liabilities		1,980	1,922

Total liabilities		239,677	230,401
Shareholders’ equity		23,716	21,461

Total liabilities and shareholders’ equity		$263,393	$251,862

Performance Ratios:
Return on Average Assets (Annualized)		0.80%	0.84%
Return on Average Equity (Annualized)		8.95	9.90
Average YTD Equity to Average YTD Assets		8.92	8.44
Net Interest Margin (Fully Tax Equivalent)		4.28	4.31

Market Data:
Book Value to Common Share		$11.64	$10.57
Fiscal YTD Dividends Paid per Common Share		0.40	0.40
Period End Common Shares		2,037,887	2,029,558

Asset Quality:
Net Charge-offs to Total Loans (Annualized)		0.15%	0.18%
Non-performing Assets to Total Assets		0.90	1.19
ALLL to Total Loans		1.31	1.24